Exhibit 10.68

EXTENSION AND CONVERSION AGREEMENT

Made this 30th day of January 2012 (the "Effective Date") by and between Viral Genetics, Inc., a Delaware corporation (the "Company"), and Martin Eric Weisberg ("Consultant").

WHEREAS Company and Consultant are party to an Amended and Restated Consulting Agreement dated January 26, 2011 (the "Agreement"), pursuant to which Consultant is due certain compensation, and the parties desire to extend the Agreement through December 31, 2012 and resolve such compensation due.

NOW, THEREFORE, for good and lawful consideration and of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

1.	As of the Effective Date hereof, Consultant is owed a total of $135,000 pursuant to the Agreement ("Fees Due"), as described on the attached Schedule A.
2.	Consultant and Company hereby agree that the entire Fees Due shall be settled in shares of common stock of the Company ("Shares") at the price of $0.0195 per share, and Company shall therefore deliver a total of 6,923,070 Shares in full satisfaction of the Fees Due within 20 business days of execution hereof, provided that these Shares shall be issued in certificates corresponding to the period when the underlying portion of the Fees Due were earned, and services thereunder provided, as described in Schedule A.
3.	The Term of the Agreement is hereby extended until December 31, 2012 as provided in Section 3 therein.
4.	All other terms and conditions of the Consulting Agreement shall continue in full force and effect.-

AGREED and entered into as of the date affixed hereof.

COMPANY:

VIRAL GENETICS, INC.

By: /s/ Haig Keledjian

Duly Authorized Officer

CONSULTANT:

/s/ Martin Eric Weisberg

Martin Eric Weisberg